SKY QUARRY INC.
(the “Corporation”)

HEALTH, SAFETY AND ENVIRONMENT
COMMITTEE CHARTER

(Adopted by the Board of Directors effective April 27, 2022)

1.ESTABLISHMENT OF COMMITTEE

The board of directors (the "Board") of Sky Quarry Inc. (the "Corporation") hereby establishes a committee to be called the Health, Safety and Environment Committee (the "Committee"). The charter of the Committee is described below.

2.COMPOSITION OF THE COMMITTEE

The membership of the Committee shall be as follows:

A.the Committee shall consist of a minimum of one director of the Corporation and all members shall be comprised of directors or employees of the Corporation or of an affiliate of the Corporation;

B.all members of the Committee shall have a working familiarity with health, safety and environmental matters;

C.members of the Committee shall be appointed annually by the Board, at the first meeting of the Board after the annual general meeting of shareholders of the Corporation, from among directors and employees of the Corporation;

D.the chair (the "Chair") of the Committee shall be appointed by the Board;

E.a member of the Committee shall cease to be a member of the Committee upon ceasing to be a director or employee of the Corporation; and

F.any member of the Committee may be removed or replaced at any time by resolution of the directors of the Corporation. If and whenever a vacancy shall exist on the Committee, the remaining members may exercise all its powers so long as a quorum remains.

3.OBJECTIVES OF THE COMMITTEE

The Committee's primary purpose is to assist the Board in fulfilling its oversight responsibilities with respect to matters of employee health and safety; to provide oversight and support of the Company’s sustainability and ESG, programs, goals and initiatives, and management system; and any other duties required under the Corporation’s by-laws, by applicable securities regulatory authorities, or by law.

4.REMUNERATION OF COMMITTEE MEMBERS

Remuneration of the Chair and members of the Committee will be fixed by the Board and reviewed annually at the first meeting of the Board after the annual general meeting of shareholders of the Corporation.

5.MEETINGS OF THE COMMITTEE

Subject to the following requirements, the Committee may determine its own meeting procedures:

A.The Committee shall convene at such dates, times and places as may be designated or approved by the Chair whenever a meeting is requested by the Board, a member of the Committee, the Chief Executive Officer of the Corporation (the "CEO") or any senior executive of the Corporation.

B.The Committee shall convene a minimum of once per year;

C.Notice of each meeting shall be given to each member of the Committee, the Chairman of the Board, the CEO and any other persons the Committee determines should be provided with notice of the meeting;

D.Notice of a meeting of the Committee shall:

i.be in writing;

ii.state the nature of the business to be transacted at the meeting in reasonable detail;

iii.provide the location of the meeting and instructions how to participate remotely if required;

iv.to the extent practicable, be accompanied by copies of documentation to be considered at the meeting; and

v.be given at least two business days prior to the time stipulated for the meeting or such shorter period as the members of the Committee may permit;

E.A quorum for the transaction of business at a meeting of the Committee shall consist of a majority of its members. Every motion at the Committee meeting shall be decided by a majority of votes cast; in the event of a tie vote on any matters, such matters shall be presented to the Board for its consideration and determination;

F.Any member of the Committee may participate in a meeting of the Committee by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to communicate adequately with each other, and a member participating in such a meeting by any such means is deemed to be present at the meeting;

G.The Chair shall preside at all meeting of the Committee, and in the absence of the Chair, the members of the Committee shall choose one of the members present to be chair of the meeting. In addition, the members of the Committee shall choose one of the persons present to be the secretary of the meeting;

H.The Chairman of the Board, senior management of the Corporation and other parties may attend meetings of the Committee; however, the Committee may meet separately with management;

I.The Committee shall meet in a separate, non-management, in camera session at each meeting. The Committee may invite such officers, directors and employees of the Corporation or affiliates as it sees fit from time to time to attend meetings of the Committee and to assist in the discussion of matters being considered by the Committee;

J.Minutes shall be kept of all meetings of the Committee and shall be signed by the chair and the secretary of the meeting; and

K.Minutes of Committee meetings will be sent to all Board members and relevant executive and management staff. Reports on the conduct of the meetings will be made to the Board by the Chair or in their absence, by the chair of the meeting.

6.DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

The Committee's primary duties and responsibilities are to assist the Board with the following:

Health, Safety and Environment Duties and Responsibilities

A.The Committee shall identify, assess and manage risks to employees, consultants, the environment and host communities.

B.The Committee shall review and monitor the safety, health and environmental policies and procedures of the Company and report to the Board with any recommendations relating thereto.

C.The Committee shall promote and support improvements to the Company’s safety, health and environmental record. Review material incidents relating to safety, health and environmental issues and report to the Board with any recommendations relating thereto.

D.The Committee shall as it may deem necessary, arrange, implement and oversee safety and environmental audits, with respect to any operations within the Company.

E.The Committee shall provide employees and consultants with the training and resources necessary to meet the Company’s objectives under this charter.

F.The Committee shall review and monitor the impact of the company’s safety, health, and environmental policies and practices and their effect on local communities.

G.The Committee shall promote and support ethical business practices and meet or, where possible, exceed applicable legal and other regulatory requirements.

Sustainability / ESG Duties and Responsibilities

H.The Committee shall review the status and effectiveness of the Company’s sustainability/ESG performance, metrics and goals, including processes to ensure compliance with internal policies and applicable laws and regulations, with a focus on providing a desirable outcome for all stakeholders including investors, customers, employees, contractors and the community.

I.The Committee shall review emerging risks and opportunities associated with sustainability/ESG issues relative to the Company that have the potential to impact reputation and business performance including, but not limited to, climate change, the energy transition, emissions, including Greenhouse Gases (GHGs) and emissions reductions technologies, carbon pricing, social impacts such as human rights and stakeholder relations and significant legislative and regulatory changes, including policy proposals and modifications that could materially impact the Company’s business.

J.The Committee shall approve the immediate and long-term plans and strategy for sustainability/ESG and such strategies shall support the achievement of sustainability/ ESG goals. The length and terms of such strategies are at the discretion of the Committee and the Committee shall review and satisfy itself that such strategies are integrated into the Company’s strategic plan.

K.The Committee shall approve the annual sustainability/ESG goals, metrics and targets for the Company and confirm that all affiliates and subsidiaries have goals that align with those of the Company. The Committee shall annually assess the performance of the Company and executive team as against applicable sustainability/ESG metrics and targets for the purposes of compensation and incentive plans and make recommendations to the Corporate Governance, Compensation and Nomination Committee of the Board (the “CGCN Committee”) in that regard.

L.The Committee shall approve all material public and non-public disclosures related to sustainability/ESG.

M.The Committee shall review and satisfy itself that there are measurable and actionable systems and processes in place in which to hold Management accountable in relation to sustainability/ESG performance.

N.The Committee shall consider any other matters pertaining to sustainability/ESG that may be referred to the Committee by the Board or another Board committee.

O.The Committee shall review and satisfy itself that there are sufficient resources allocated and available to comply with all sustainability/ESG requirements of the Company and its affiliates and subsidiaries.

P.The Committee shall perform any other activities consistent with this Charter, the Corporation’s By-laws and governing laws as the Committee or the Board deems necessary or appropriate.

7.MISCELLANEOUS

The Committee shall recognize that there will be overlap with the CNCG Committee’s consideration of governance, compensation, ethics and people matters related to sustainability/ESG, and shall in both cases coordinate actions to ensure consistency in approach to, among other things, foster the continued integration of sustainability and sustainable development into the Company’s strategic planning, operations and capital allocation processes.

8.REPORTING TO THE BOARD

At the earliest reasonable opportunity after each meeting, the Committee shall report to the Board the results of its activities and any reviews undertaken and make recommendations to the Board, including any matters relating to the Policies and its review of any potential conflicts of interest and make recommendations to the Board as deemed appropriate.

9.AUTHORITY OF THE COMMITTEE

The Committee shall have the authority to:

A.make non-material and technical amendments to this Charter to honor the spirit and intent of applicable law as it evolves, which proposed amendments must be reported to the Board prior to adoption thereof;

B.retain any outside advisor, including an executive search firm, at the reasonable expense of the Corporation at any time and has the authority to determine any such advisor’s fees and other retention terms. The Committee, and any outside advisors retained by it, will have access to all records and information relating to the Corporation and its subsidiaries which it deems relevant to the performance of its duties;

C.engage independent counsel and other advisors as it determines necessary to carry out its duties;

D.to set and pay the compensation for any advisors employed by the Committee; and

E.perform any other activities consistent with this Charter, the Corporation’s By-laws and governing laws as the Committee or the Board deems necessary or appropriate.

* * *

While the Committee members have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the Committee members, except to the extent otherwise provided under applicable federal or state law. Further, nothing in this Charter is intended to preclude or impair the protection provided in Section 141(e) of the Delaware General Corporation Law for good faith reliance by Committee members on reports or other information provided by others.